Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Announces Full Redemption of Its 5.500% Class J Cumulative Redeemable Preferred Stock

JERICHO, N.Y., November 29, 2019 – Kimco Realty Corp. (NYSE: KIM), in an effort to further reduce leverage, today announced that it will redeem all 9,000 shares of its issued and outstanding 5.500% Class J Cumulative Redeemable Preferred Stock (the “Class J Preferred Stock”) and all 9,000,000 depositary shares representing the Class J Preferred Stock (the “Class J Depositary Shares” and, together with the Class J Preferred Stock, the “Class J Shares”) (NYSE: KIMprJ – CUSIP No. 49446R778), representing an aggregate liquidation value of $225 million, on December 31, 2019 (the “Redemption Date”). In connection with the redemption of the preferred stock, Kimco will recognize a non-cash charge of approximately $7.2 million or $0.02 cents per common share in the fourth quarter of 2019. This charge will reduce Net Income and NAREIT Funds From Operations per diluted share by the same amount but have no impact on Funds From Operations as adjusted per diluted share.

The Class J Preferred Stock will be redeemed at the redemption price of $25,000.00 per share, plus $290.278 in accrued and unpaid dividends on each share, and the Class J Depositary Shares will be redeemed at the redemption price of $25.00 per depositary share, plus $0.29028 in accrued and unpaid dividends on each share. Dividends will cease to accrue on the Class J Shares as of the Redemption Date.

A notice of redemption and related materials have been mailed to holders of record of Class J Depositary Shares on November 29, 2019. Class J Depositary Shares held through The Depositary Trust Company, the registered holder of all of the issued outstanding Class J Depositary Shares, will be redeemed in accordance with the applicable procedures of The Depositary Trust Company. Questions relating to the applicable notices of redemption and related materials should be directed to Equiniti Trust Company, the company’s transfer agent and the paying agent for the redemption of the Class J Shares (the “Paying Agent”), at 800-468-9716. The address of the Paying Agent is Equiniti Trust Company, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.

This press release does not constitute a notice of redemption with respect to the company’s Class J Shares.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of September 30, 2019, the company owned interests in 420 U.S. shopping centers and mixed-use assets comprising 73.6 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com